Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Vermont Pure Holdings, Ltd.

We consent to the incorporation by reference in this registration statement on Form S-8 of Vermont Pure Holdings, Ltd., of our report dated December 14, 2001, relating to the consolidated balance sheets of Vermont Pure Holdings, Ltd. and subsidiaries as of October 31, 2001 and October 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended October 31, 2001, which report is included in Vermont Pure Holdings, Ltd. Annual Report on Form 10-K.

/s/  Grassi & Co., CPAs, P.C.
     -------------------------
     Grassi & Co., CPAs, P.C.
     Certified Public Accountants
     New York, New York
     October 4, 2002